ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of January 19, 2011, by and among: NeoStem Inc., a Delaware corporation (“Parent”); Progenitor Cell Therapy, LLC, a Delaware limited liability company (the “Company”), Andrew Pecora, as representative (the “PCT Representative”), of the Members of the Company identified from time to time on Schedule 1 hereto; and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

RECITALS

WHEREAS, Parent, NBS Acquisition Company, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Subco”), the Company and the PCT Representative have entered into an Agreement and Plan of Merger dated as of September 23, 2010 (the “Merger Agreement”), pursuant to which, among other things, (i) Subco is merging with and into the Company, and (ii) certain stock issuances are to be made by Parent to the Members (as defined below).  A copy of the Merger Agreement is attached hereto as Exhibit A;

WHEREAS, the Merger Agreement contemplates the establishment of an escrow account to secure certain rights of the Parent Indemnified Parties (as defined in the Merger Agreement) to indemnification, compensation and reimbursement as provided in the Merger Agreement; and

WHEREAS, pursuant to Section 8.5 of the Merger Agreement, Andrew Pecora has been irrevocably appointed by the Members to serve as the PCT Representative in connection with all matters under this Agreement and the resolution of all claims for Damages under the Merger Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

Section 1.         Defined Terms.

1.1     Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Merger Agreement.

1.2     As used in this Agreement, the term “Members” refers to the Persons who were members, or equity holders, of the Company immediately prior to the Effective Time or to which the rights under this Agreement have been assigned as set forth herein.  “Escrowed Shares” refers to the 10,600,000 shares of Parent Common Stock being issued as Stock Consideration under the Merger Agreement.

Section 2.         Escrow and Indemnification.

2.1     Appointment of Escrow Agent; Shares and Stock Powers Placed in Escrow.  Continental Stock Transfer & Trust Company is hereby appointed to serve as Escrow Agent hereunder, and Continental Stock Transfer & Trust Company hereby agrees to serve as Escrow Agent hereunder.  In accordance with the Merger Agreement, at the Closing, (a) Parent shall issue certificates for the Escrowed Shares registered in the name of the Escrow Agent evidencing 10,600,000 shares of Parent Common Stock to be held in escrow under this Agreement, and shall cause such certificates to be delivered to the Escrow Agent, and (b) the PCT Representative shall deliver to the Escrow Agent an “assignment separate from certificate” (“Stock Power”) endorsed by him in blank.  Such endorsement by the PCT Representative shall have been guaranteed by a national bank or an NYSE-Amex member firm.

2.2     Escrow Account.  The Escrowed Shares being held in escrow pursuant to this Agreement, together with any distributions on the Escrowed Shares, shall collectively constitute an escrow fund securing the indemnification rights of Parent and the other Parent Indemnified Parties under the Merger Agreement.  The Escrow Agent agrees to accept delivery of the Escrowed Shares and to hold the Escrowed Shares in a separate escrow account (such account, the “Escrow Account”), subject to the terms and conditions of this Agreement and the Merger Agreement.

2.3     Voting of Escrow Shares.  The Escrow Agent, as record owner of the Escrowed Shares, shall exercise all voting rights with respect to such Escrowed Shares in accordance with Section 3.5 of the Merger Agreement, upon receipt of written instructions from the Parent.  The Escrow Agent is not obligated to distribute to the Members or to the PCT Representative any proxy materials or other documents relating to the Escrowed Shares received by the Escrow Agent from Parent.

2.4     Reports.  Upon the request of either Parent or the PCT Representative, the Escrow Agent shall provide a statement to the requesting party that describes any deposit, distribution or investment activity or deductions with respect to shares held in the Escrow Account in addition to quarterly account statements from the Escrow Agent.

2.5     Dividends, Etc.  Parent and the PCT Representative, on behalf of each of the Members, agree that any shares of Parent Common Stock or other property (including ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrowed Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent) shall not be distributed or issued to the beneficial owners of such Escrowed Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the Escrow Account.  Any securities or other property received by the Escrow Agent in respect of any Escrowed Shares held in escrow as a result of any stock split or combination of shares of Parent Common Stock, payment of a stock dividend or other stock distribution in or on shares of Parent Common Stock, or change of Parent Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent, or otherwise, shall be held by the Escrow Agent as part of the Escrow Account.

2.6     Transferability.  Except as expressly provided for herein or by operation of law, the interests of the Members in the Escrow Account shall not be assignable or transferable.

2.7     Trust Fund.  The Escrow Account shall be held as trust funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Escrow Agent, any Member or Parent, respectively, or of any party hereto.  The Escrow Agent shall hold and safeguard the Escrow Account until the Termination Date (as defined in Section 6) or earlier distribution in accordance with this Agreement.

Section 3.         Release of Escrow Shares.

3.1     General.  (X) Within ten (10) calendar Days after receiving either (a) written instructions from the Parent (a “Parent Notice”) which have not been objected to by the PCT Representative within seven (7) calendar days after the later of the PCT Representative’s receipt of the Parent Notice or the Escrow Agent’s receipt of such Parent Notice, (b) joint written instructions from Parent and the PCT Representative (“Joint Instructions”), (c) a decision and/or award from the Arbitrator (an “Arbitration Award”) or (d) an order issued by a court of competent jurisdiction (a “Court Order”) relating to the release of any Escrowed Shares from the Escrow Account or (Y) in accordance with Section 3.4 hereof, the Escrow Agent shall release or cause to be released any such Escrowed Shares and any other amounts from the Escrow Account, in the amounts, to the Persons and in the manner set forth in such Parent Notice, Joint Instructions, Arbitration Award, Court Order or as provided in Section 3.4.  If a Parent Notice is sent under Section 8.4 of the Merger Agreement and such Parent Notice is not disputed as provided in Section 8.4 within 7 calendar days, the Escrow Agent shall make the distribution requested by the Parent Notice without action by the PCT Representative.

3.2     Potential Tax Liability.  Upon receipt of (i) a certification from a Taxable Member  pursuant to Section 8.4(a)(i) of the Merger Agreement, and (ii) joint instructions from the Parent and the PCT Representative, the Escrow Agent shall release shares to a Taxable Member in accordance with the certification of the Taxable Member and such joint instructions.

3.3     Pro Rata Distributions.  For purposes of this Agreement, (i) all distributions (except distributions to the Taxable Members as such pursuant to Section 3.2 above and Section 8.4(i) of the Merger Agreement) to the Members shall be pro rata distributions made based on the percentages set forth on Schedule 1, as may be amended from time to time pursuant to Section 9.8 of this Agreement, except as follows:

(1) the Escrow Agent will maintain sub-accounts, referred to as the Taxable Account and the Balance Account, as provided in Section 8.4 of the Merger Agreement, until the first anniversary of the date hereof.  The distributions at the end of the first year pursuant to Section 8.4(a)(ii) shall be made to the Taxable Members from the Taxable Account and to the Members other than the Taxable Members from the Balance Account.  The Parent and the PCT Representative shall provide the Escrow Agent with joint instructions with respect to the amounts to be distributed to each Member after the first anniversary of the Closing Date.

(2) no fractional shares shall be issued, and all amounts released from escrow and distributed to the Members shall be rounded up or down pursuant to Section 3.4(c) of the Merger Agreement.

The Company and the PCT Representative represent and warrant that Schedule 1 (the “Percentage Certifications”) accurately reflects each Member’s percentage membership interest in the Company immediately prior to the consummation of the Merger.

3.4     Release of the Escrowed Shares.  Within 10 Business Days following the two year anniversary of the Closing Date, if there are no claims for Damages against the Escrow Account that have not been finally resolved and paid, the Escrow Agent shall deliver to the Members pro rata in accordance with the Percentage Certification the balance of shares of Parent Common Stock and other property held in the Escrow Account at such time.  If, on the Termination Date there are claims for Damages against the Escrow Account that have not been finally resolved, then, within 10 Business Days of the Termination Date, the Escrow Agent shall deliver to the Members the excess, if any, by which the value of the amounts held in the Escrow Account exceed an amount equal to 120% of the amount of any claims for Damages against the Escrow Account that have not been finally resolved and paid at such time.  The Parent and the PCT Representative shall provide the Escrow Agent with joint instructions with respect to the amounts to be distributed to each Member after the second anniversary of the Closing Date (and thereafter if shares remain in the Escrow Account after the second anniversary with respect to unresolved claims for Damages at such date).  Thereafter, final distributions of the Escrow Account shall be made in accordance with Section 3.1(X)(a), (b), (c) or (d), as applicable.

3.5     Distributions.  Whenever a distribution of a number of shares of Parent Common Stock is to be made pursuant to the terms of this Agreement, the Escrow Agent shall requisition the appropriate number of shares from Parent’s stock transfer agent, delivering to the transfer agent the appropriate stock certificates accompanied by the respective Stock Powers, together with the specific instructions, as appropriate.  Within 5 Business Days prior to the date the Escrow Agent is required to make a distribution of shares of Parent Common Stock or other property (including ordinary cash dividends) to the Members pursuant to the terms of this Agreement, the Escrow Agent shall provide the PCT Representative and the Parent with a notice specifying that a distribution will be made and requesting that the PCT Representative update the then current Schedule 1 to this Agreement.  The Escrow Agent shall make the corresponding distributions to the Persons listed on such updated Schedule 1 in accordance with the terms hereof, to their respective addresses as set forth therein.  Notwithstanding anything to the contrary set forth herein, the Escrow Agent shall not be obligated to make any distribution under this Agreement to the Members unless it has received from the PCT Representatives an updated Schedule 1 to this Agreement as provided herein.  Any distributions to Parent pursuant to the terms of this Agreement shall be made to the address set forth in Schedule 2 hereto.

3.6     Disputes.  All disputes, claims, or controversies arising out of or relating to Section 3 of this Agreement that are not resolved by mutual agreement between Parent and the PCT Representative  shall be resolved solely and exclusively as set forth in Section 8.4 of the Merger Agreement by the PCT Representative and the Parent.

Section 4.         Fees and Expenses.

The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 3.  In accordance with Schedule 3, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement.  All such fees and expenses shall be paid by Parent.

Section 5.         Limitation of Escrow Agent’s Liability.

5.1     The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent.  The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct.  In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone.  In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

5.2     Parent and the PCT Representative, acting on behalf of the Members hereby agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder.  This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 6.         Termination.

This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Account in accordance with Section 3 (the date of such release being referred to as the “Termination Date”).

Section 7.         Successor Escrow Agent.

In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement.  Such resignation shall take effect not less than 30 days after it is given to all the other parties hereto.  In such event, Parent may appoint a successor Escrow Agent (acceptable to the PCT Representative, acting reasonably).  If Parent fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent.  The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein.  The Escrow Agent shall act in accordance with written instructions from Parent and the PCT Representative  as to the transfer of the Escrow Accounts to a successor Escrow Agent.

Section 8.         PCT Representative.

8.1     Unless and until Parent and the Escrow Agent shall have received written notice of the appointment of a successor PCT Representative, Parent and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the PCT Representative  to act on behalf of the Members.

Section 9.         Miscellaneous.

9.1     Attorneys’ Fees.  In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.2     Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

NeoStem, Inc.
Suite 450
420 Lexington Avenue
New York, NY 10170
Attention:      Catherine M. Vaczy, Esq.
Facsimile:       (646) 607-4672

with a copy, which shall not constitute notice, to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ  07068
Attention:      Alan Wovsaniker, Esq.
Facsimile:       (973) 597-2565

if to the PCT Representative :

Dr. Andrew L. Pecora
Progenitor Cell Therapy, LLC
4 Pearl Court, Suite C
Allendale, NJ 07401
Facsimile:        (201) 883-1409

with a copy, which shall not constitute notice, to:

Epstein Becker & Green, P.C.
1227 25th Street, NW
Suite 700
Washington, DC 20037-1156
Attention:        Robert D. Reif, Esq.
Facsimile:        (202) 861-3529

if to the Escrow Agent:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004
Attention:        John W. Comer, Jr.
Facsimile:         (212) 616-7615

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt.  If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

9.3     Headings.  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.4     Counterparts and Exchanges by Facsimile or Other Electronic Transmission.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other means of electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5     Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Subject to Section 3.5 of this Agreement, in any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the State of New York; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of New York; and (c) each of the parties irrevocably waives the right to trial by jury.

9.6     Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.  No director indirect interest in the Escrow Account or the shares of Parent Common Stock held in the Escrow Account may be sold, assigned, transferred or pledged except by operation of law.

9.7     Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.8     Amendment.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the PCT Representative and the Escrow Agent; provided, however, that any amendment executed and delivered by the PCT Representative shall be deemed to have been approved by and duly executed and delivered by all of the Members.

9.9     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.10   Parties in Interest.  Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

9.11   Entire Agreement.  This Agreement and the Merger Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

9.12   Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

9.13   Cooperation.  The PCT Representative on behalf of the Members and Parent agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Parent, the PCT Representative or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.14   Construction.

(a)        For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b)       The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)        As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)        Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement, Schedules to this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

NEOSTEM, INC., a Delaware corporation

By:	/s/ Robin L. Smith
Name:	Robin L. Smith
Title:	Chief Executive Officer

PROGENITOR CELL THERAPY, INC.

By:	/s/ George S. Goldberger
Name:	George S. Goldberger
Title:	Chief Business & Financial Officer, Secretary

/s/ Andrew Pecora
Andrew Pecora, as PCT Representative

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation

By:	/s/ John W. Comer, Jr.
Name:	John W. Comer, Jr.
Title:	Vice President & Senior Account Manager

[Escrow Agreement Signature Page]

SCHEDULE 1

MEMBERS

Percentage Certification Attached.

SCHEDULE 2

ESCROWED SHARES

Number of Escrowed Shares:	10,600,000

Address for distributions to Parent:	NeoStem Inc.
Suite 450
420 Lexington Avenue
New York, New York 10170
Attention: Catherine M. Vaczy, Esq.

SCHEDULE 3

ESCROW AGENT’S FEES AND EXPENSES

Monthly Fee for holding securities and/or cash:	$200 per month
Additional out of pocket expenses including postage and stationary:	Additional
Disbursement fees at termination:	Additional

EXHIBIT A

MERGER AGREEMENT